Amendment No. 2 to Exclusive License Agreement

This Amendment No. 2 (the "Amendment") to that certain Exclusive License Agreement (the "Agreement"), dated as of July 3, 2013, by and among Luckycom, Inc. ("Luckycom"), a Nevada corporation, and Luckycom Pharma Pte Ltd. ("Pharma"), a Singapore company, is made effective as of this 15th day of October, 2013 (the "Amendment Effective Date").

WITNESSETH:

WHEREAS, the parties executed an Amendment No. 1 to the Agreement on July 31, 2013; and

WHEREAS , the parties desire to again amend the Agreement to revise the nature of the license granted to Luckycom;

NOW, THEREFORE, in consideration of the foregoing and of the promises, agreements, representations , warranties , and covenants herein contained, and intended to continue to be bound to the Agreement, as amended by this Amendment, the parties hereby agree as follows:

1.	Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

Consideration. In consideration for the licenses granted hereunder, Luckycom shall issue to Pharma 500,000 shares of Luckycom common stock at stock price 0.11/share.

ASSET PURCHASE OPTION AND RIGHT OF FIRST REFUSAL

Asset Purchase Option. At any time until the expiration of the licensing term of this Agreement, Luckycom shall have the exclusive option to purchase the mentioned Pharma IP for a purchase price equal to 9,000,000 shares of common stock at stock price 0.11/share.

Within thirty (30) days of Luckycom's written notice to Pharma that it elects to exercise the purchase option, the purchase shall be concluded by execution of a formal Asset Purchase Agreement containing customary representations and warranties, together with any and all ancillary documentation necessary to affect the sale.

2.	Schedule, A-Pharma IP is amended to read as follows:

The Pharma IP shall include of all of Pharma' s right title and interest in and to the intellectual property rights set forth herein below, as they relate to: (a) the Licenses, License applications, and any inventions set forth below (collectively, the "Licenses"); (b) all rights to apply in any or all countries of the world for Licenses or governmental grants in such Licenses; (c) any and all applications filed and any and all Licenses, certificates of inventions or other governmental grants granted on said Licenses in the United States or any other country, including each and every application filed and each and every License granted on any applications which is a division, substitution or continuation of any of said applications; (d) each and every reissue or extension of any of such Licenses; (e) each any every License claim resulting from a reexamination certificate for any and all such Licenses; and (f) any and all rights to sue for and recover damages for any past, present or future violation, misappropriation or infringement of the Licenses.

Antimalarial Drug IP from LUCKYCOM Pharma Pte. Ltd, Singapore

Drug License Name	Ingredients	Drug License No.
COSUNATE	Artesunate+ Amodiaquine Hydrochloride Kit Tablets	KD-1995-A

3.	All other terms and conditions under the Agreement not otherwise amended, modified or affected by this Amendment shall continue to be in effect and bind the parties. The Agreement or this Amendment may only be modified with prior written agreement from both parties.

IN WITNESS WHEREOF , the parties hereto have caused this Amendment to be duly executed on the last date written below, effective as of the Amendment Effective Date.

LUCKYCOM, INC.

By: /s/ Kingrich Lee

Name: Kingrich Lee

Title: President and CEO

LUCKYCOM PHARMA PTE.LTD.

By: /s/ Kingrich Lee

Name: Kingrich Lee

Title: Director

Date: 15th October 2013

2